UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): February 26, 2003

                        Commission File Number 001-15469

                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                    61-1325129
    (State or other jurisdiction                       (I.R.S. Employer
   of incorporation or organization)                Identification Number)

          5611 Fern Valley Road                            40228
          Louisville, Kentucky                          (Zip Code)
 (Address of principal executive offices)

                                  502-968-2020
              (Registrant's telephone number, including area code)

Item 5. Other Events.

     On February 26, 2003, the Jefferson Circuit Court issued an order of summary judgment in favor of the plaintiff, Nelson E. Clemmens, in the civil action styled Nelson E. Clemmens v. ThermoView Industries, Inc., Civil Action No. 01-CI-07901 (Jefferson Circuit Court, November 19, 2001). This action alleged claims against ThermoView in connection with the April 2000 amendment to ThermoView's previous bank debt with PNC Bank, in which Stephen A. Hoffmann, Richard E. Bowlds, Nelson E. Clemmens and Douglas I. Maxwell, III guaranteed $3,000,000 of our PNC Bank debt. In January 2001, PNC seized the collateral pledged as security by the guarantors for the loan guaranty. Clemmens sought a judicial determination that ThermoView's March 2001 assignment of the underlying debt relieved him of a contractual obligation to refrain from asserting a claim of repayment until the debt was ultimately satisfied. On September 30, 2002, the Jefferson Circuit Court issued an order of summary judgment stating that Clemmens could not assert a claim for repayment until the debt was ultimately satisfied. Clemmens filed a motion seeking to vacate the September 30, 2002 ruling in ThermoView's favor. On February 26, 2003, the Jefferson Circuit Court reversed the previous judgment granted to ThermoView and awarded judgment to Clemmens against ThermoView. The February 26, 2003 judgment issued by the court allows Clemmens to seek collection against ThermoView for the loss of collateral in the amount of $500,000 plus interest at the rate of 10% annually beginning May 1, 2000. ThermoView plans to seek an additional reconsideration with the Jefferson Circuit Court of the February 26, 2003 ruling, and to seek a reversal of this ruling on appeal, if necessary. While the obligation to Clemmens is reflected on ThermoView's balance sheet as a long term liability, an adverse final determination of our position regarding this matter could have a material adverse effect on our cash flow.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         ThermoView Industries, Inc.


Date:  March 3, 2003                     By:    /s/ Charles L. Smith
                                                    Charles L. Smith
                                                    Chief Executive Officer
                                                   (principal executive officer)